Exhibit 10.18

<Date>

<Name>

<Address>

<City, State, Zip>

Dear <First Name>:

You have been granted a non-statutory stock option to purchase shares of the common stock of CarMax, Inc. (“the Company”) as explained below. This grant is made pursuant to the Amended and Restated 2002 Non-Employee Directors Stock Incentive Plan (the “Plan”).

The Plan contains certain general terms applicable to all grants made under the Plan, which are not repeated in this agreement. However, such terms are incorporated herein by reference. In the case of any conflict between the Plan and this letter, the terms of the Plan will control. Copies of the Company’s annual report to shareholders, Form 10-K for Fiscal 200_, as well as copies of the Plan are available from                                      at our Corporate office, by calling (804)             -             extension                         .

Option

You have been granted a non-statutory option (the “Option”) to purchase from the Company the following shares of common stock:

Shares of CarMax, Inc. Common Stock:	<Number>
Option Price Per Share:	<$>
Date Fully Vested:	<Date>

Vesting of Option

The shares covered by the Option shall vest, and shall be exercisable, on the earliest of the following dates:

1.	The business day immediately preceding the date of , 200 , with respect to 1/3 of the shares covered by the Option.

2.	The business date immediately preceding the date of , 200 , with respect to 2/3 of the shares covered by the Option.

3.	The business day immediately preceding the date of , 200 , with respect to all of the shares covered by the Option.

4.	The date on which you cease to be a Director of the Company on account of your death.

5.	The date on which your service as a Director of the Company ends, if you have completed six years of service as a Director.

6.	The date of a Change of Control, as defined in the Plan.

The Option may be exercised in whole or in part, from the dates described immediately above until the Option terminates, as described below.

Termination of Option

The Option shall terminate under the following conditions:

1.	By Death. If you die while serving as a Director of the Company, your personal representatives, distributes, or legatees may purchase any or all of the vested shares under the Option, but only during the one-year period immediately following your death.

2.	By Disability. If you resign your position as a Director of the Company on account of a disability (as defined in the Plan), you may purchase any or all of the vested shares under the Option, but only during the one-year period immediately following your resignation.

3.	Cessation of Service. If you cease serving as a Director of the Company for reasons other than death or disability, you may purchase any or all of the vested shares under the Option, but only during the period of time immediately following your resignation equal to the number of years you served as a Director of the Company, divided by five (5) (rounded down to the next full integer), plus one (1) year.

4.	Expiration. The Option will expire on the day after the eighth anniversary of the date of this letter. Notwithstanding the provisions of paragraphs 1, 2 and 3 immediately above, the Option may not be exercised after this date.

Exercise of Option

You may exercise the Option in whole or in part, but only with respect to whole shares of stock. You may purchase shares covered under the Option by:

1.	Giving written notice to the Company, signed by you, stating the number of shares and series of Company stock you have elected to purchase.

2.	Remitting payment of the purchase price in full. You may deliver previously owned shares of Company stock in satisfaction of all or any part of the purchase price, provided such shares are of the same series of Company stock as the shares you are purchasing.

Transferability of Option

Except as provided below, the Option is not transferable by you other than by will or by the laws of descent and distribution and is exercisable during your lifetime only by you. You may transfer your rights under the Option during your lifetime subject to the following limitations:

1.	Transfers are allowed only to the following transferees:

a)	Your children, step-children, grandchildren, step-grandchildren or other lineal descendants (including relationships arising from legal adoptions). Such individuals are hereinafter referred to as “Immediate Family Members”.

b)	Trust(s) for the exclusive benefit of any one or more of your Immediate Family Members (your spouse may also be a beneficiary).

c)	Partnership(s), limited liability company(ies) or other entity(ies), the only partners, members or interest holder of which are among your Immediate Family Members (your spouse may also hold an interest).

2.	You may not receive any consideration in connection with the transfer.

3.	Transferees may not subsequently transfer their rights under the Option except by will or by the laws of descent or distribution.

4.	Following the transfer, the Option will continue to be subject to the same terms and conditions as were applicable immediately prior to transfer (except that the transferee may deliver the Option exercise notice and payment of the exercise price).

5.	You must give written notice of the transfer to the Company.

Adjustments

If the number of outstanding shares of the Company’s common stock is increased or decreased as a result of a subdivision or consolidation of shares, the payment of a stock dividend, stock split, or any other similar changes in capitalization, or if the par value of the Company’s common stock is altered, the number of shares with respect to which you have an unexercised Option and the Option price will automatically be increased or decreased (i) so as to preserve the ratio that existed immediately before the change between the number of such shares and the total number of shares of the Company’s common stock previously outstanding, and (ii) so that your aggregated Option price remains the same; provided, however, that the Company shall not be required to issue any fractional shares upon exercise of your Option as a result of such adjustment.

Acceptance of Option

Please indicate your acceptance of the terms and conditions pertaining to the Option granted herein by signing your name in the space provided below and returning one copy of this letter to my attention at the following address:

CarMax, Inc.

4900 Cox Road

Glen Allen, Virginia 23060

When signed by you, this letter will become the Company’s Stock Option Agreement with you. All other terms of this letter notwithstanding, unless the Company otherwise agrees in writing, this letter will not be effective as a Stock Option Agreement if such copy is not so signed and returned to me as soon as possible, but in no event later than                     , 200    . Such acceptance places no obligation or commitment on you to exercise the Option.

Sincerely,

Keith D. Browning

Executive Vice President and Chief Financial Officer

Accepted this      day of                     , 200

Signature

Printed Name